Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER AND

YEAR-TO-DATE 2007 EARNINGS

Third Quarter Highlights:

°	Non-GAAP Adjusted EBITDA (EBITDA, excluding net facility impairment charges, pre-opening expenses and expenses relating to the acquisition of NPC on May 3, 2006) (reconciliation attached):
°	Third Quarter Non-GAAP Adjusted EBITDA of $21.5 MM was higher than the prior year by $0.8 MM or 4.0%
°	Fiscal Year-to-date Non-GAAP Adjusted EBITDA of $69.5 MM was below the prior year by $1.6 MM or 2.3%
°	Comparable Store Sales Results:
°	Third Quarter: +4.9%; rolling over an increase of 0.2% last year
°	Fiscal Year-to-date: +3.0%; rolling over a decrease of 0.5% last year
°	Debt:
°	Debt was $417.2 MM at the end of the quarter; a $14.5 MM decrease from fiscal year-end despite borrowing $11.0 MM during the first quarter to fund a 59 store acquisition
°	Net Income/Loss:
°	Third Quarter: Net Income was $1.9 MM compared to a loss of $2.4 MM last year
°	Fiscal Year-to-date: Net Income was $5.6 MM compared to a loss of $3.1 MM last year

The Company’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended September 25, 2007 filed with the SEC which can be accessed at www.sec.gov. The Company’s Third Quarter Earnings conference call will be held Thursday November 8, 2007 at 9:00 a.m. CDT. You can access this call by dialing 800-320-2978. The international number is 617-614-4923. The access code for the call is 61760635. Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com. For those unable to participate live, a replay of the call will be available until November 15, 2007 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 11453068. A replay of the call is also available at the Company’s website.

Overland Park, Kansas, (November 7, 2007) - NPC International, Inc. (the “Company”), today announced net income for the third fiscal quarter ended September 25, 2007 of $1.9 million compared to a net loss of $2.4 million for the third fiscal quarter of 2006. Net income for the third quarter of 2007 was higher than the prior year primarily due to increased sales and higher restaurant operating margin, a $2.9 million reduction in depreciation and amortization due to the prior year depreciation catch-up related to the refinement of estimated useful lives of fixed assets associated with the purchase of the Company, and decreased interest expense due to lower average borrowings than the prior year. These increases were partially offset by higher general and administrative expenses and a lower income tax benefit in the current year.

On a year-to-date basis, the Company recorded net income of $5.6 million compared to a net loss of $3.1 million last year. Year-to-date net income for fiscal 2006 was adversely impacted by $24.0 million of transaction expenses that were not replicated in the current year. The year over year impact of these transaction expenses was offset by current fiscal year increases in interest expense, general and administrative expense, depreciation and amortization and income tax expense.

Net product sales for the third fiscal quarter were $168.9 million, for an increase of $24.8 million or 17.2% compared to the same period of the prior year, due primarily to an increase of 10.4% in weighted average stores in operation resulting mostly from the acquisition of 39 stores on October 3, 2006 and 59 stores on March 13, 2007 and a 4.9% increase in comparable store sales. On a year-to-date basis, net product sales were $504.8 million, for an increase of $57.3 million or 12.8% compared to the same period of the prior year, due primarily to an increase of 8.5% in weighted average stores in operation resulting largely from the aforementioned acquisitions and a 3.0% comparable store sales increase.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the third fiscal quarter was $21.5 million, which was $0.8 million, or 4.0%, higher than last year. Increases in net product sales and strong comparable store sales growth provided the leverage necessary to post increased restaurant operating margin versus the prior year despite significant commodity increases, primarily cheese, and increased rent expense associated with the sale-leaseback transaction executed late in the third and fourth fiscal quarters of last year. On a year-to-date basis, Non-GAAP Adjusted EBITDA was $69.5 million, a $1.6 million, or 2.3%, decrease from last year. The year-to-date decline was due to lower restaurant operating margins, primarily due to increased commodity costs and increased rent expense in the current period for the sale-leaseback transaction as discussed above. In addition, fiscal 2007 Non-GAAP Adjusted EBITDA was adversely impacted by professional fees incurred associated with our increased public reporting requirements as well as training and travel costs associated with the 59 store acquisition completed on March 13, 2007.

Jim Schwartz, President and CEO stated, “We are pleased to report comparable store sales growth of 4.9% for our third fiscal quarter, despite a challenging consumer environment, bringing our year-to-date comparable store sales growth to 3.0%. More importantly, this demonstrates the continued momentum in our business as we mark our fifth consecutive quarter of comparable store sales growth. In addition, this advances our unparalleled record of positive comparable store sales growth to thirty-five of the last thirty-seven quarters.

I am especially proud of our leadership team and operators who conceived and successfully implemented the pricing initiatives and auxiliary cost savings measures that we deployed in anticipation of this escalating cost environment. These efforts positioned the Company to record improved margins in spite of significant commodity cost increases and changes in federal and state minimum wages during the quarter. Notably, our teams’ ability to navigate these challenges during the quarter provided adequate free cash flow to pay down $10.0 million on our outstanding term loan, resulting in an aggregate reduction of $57.8 million from our post-closing borrowings of $475.0 million on May 3, 2006 to $417.2 million at the end of our third fiscal quarter. Overall, we remain focused upon meeting the challenges that persist in our category and growing our business.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 891 Pizza Hut restaurants and delivery units in 24 states, including a 17 unit acquisition from a franchisee completed shortly following the third quarter in and around Ft. Myers and Naples Florida.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s third quarter and YTD financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q for the quarter ended September 25, 2007, which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Consolidated Statements of Earnings

(Dollars in thousands)

(Unaudited)

	13 Weeks ended September 25, 2007	% Net Product Sales	13 Weeks ended September 26, 2006	% Net Product Sales

Net product sales	$168,922	100.0%	$144,130	100.0%
Fees and other income	4,366	2.6%	3,909	2.7%
Total net sales	173,288	102.6%	148,039	102.7%

Cost of sales (exclusive of depreciation and amortization)	45,966	27.2%	37,721	26.2%
Direct labor	48,095	28.5%	41,376	28.7%
Other restaurant operating expenses	55,041	32.6%	51,014	35.4%
General and administrative expenses	9,873	5.8%	8,145	5.7%
Corporate depreciation and amortization of intangibles	3,035	1.8%	3,316	2.3%
Net facility impairment charges	90	0.1%	160	0.1%
Net gain on disposition of assets	(22)	0.0%	(169)	-0.1%
Total costs and expenses	162,078	95.9%	141,563	98.2%
Operating income	11,210	6.6%	6,476	4.5%

Other expense:
Interest expense	(9,483)	-5.6%	(9,771)	-6.8%
Miscellaneous	(6)	0.0%	(3)	0.0%
Total other expense	(9,489)	-5.6%	(9,774)	-6.8%
Income (loss) before income taxes	1,721	1.0%	(3,298)	-2.3%

Benefit for income taxes	(131)	-0.1%	(883)	-0.6%

Net income (loss)	$1,852	1.1%	$(2,415)	-1.7%

Capital Expenditures	$8,555		$6,812
Rent Expense	$9,129		$6,848

	39 Weeks	% Net	39 Weeks	% Net
	ended	Product	ended	Product
	September 25, 2007	Sales	September 26, 2006	Sales

Net product sales	$504,799	100.0%	$447,526	100.0%
Fees and other income	13,527	2.7%	12,147	2.7%
Total net sales	518,326	102.7%	459,673	102.7%

Cost of sales (exclusive of depreciation and amortization)	135,398	26.8%	115,317	25.8%
Direct labor	143,410	28.4%	125,854	28.1%
Other restaurant operating expenses	165,546	32.8%	145,699	32.6%
General and administrative expenses	28,959	5.7%	37,707	8.4%
Corporate depreciation and amortization of intangibles	9,282	1.8%	7,333	1.6%
Net facility impairment charges	438	0.1%	412	0.1%
Net gain on disposition of assets	(512)	-0.1%	(651)	-0.1%
Total costs and expenses	482,521	95.6%	431,671	96.5%
Operating income	35,805	7.1%	28,002	6.3%

Other income (expense):
Interest expense	(28,549)	-5.7%	(19,629)	-4.4%
Miscellaneous	9	0.0%	(602)	-0.1%
Loss on early termination of debt	—	0.0%	(11,306)	-2.5%
Total other expense	(28,540)	-5.7%	(31,537)	-7.0%
Income (loss) before income taxes	7,265	1.4%	(3,535)	-0.8%

Provision (benefit) for income taxes	1,641	0.3%	(400)	-0.1%

Net income (loss)	$5,624	1.1%	$(3,135)	-0.7%

Capital Expenditures	$22,103		$26,777
Rent Expense	$26,998		$20,566

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(unaudited)

	13 Weeks Ending		39 Weeks Ending
	September 25, 2007	September 26, 2006	September 25, 2007	September 26, 2006

Net income (loss)	$1,852	$(2,415)	$5,624	$(3,135)
Adjustments:
Interest expense	9,483	9,771	28,549	19,629
Income taxes	(131)	(883)	1,641	(400)
Depreciation and amortization	9,834	13,835	32,294	29,408
Net facility impairment charges	90	160	438	412
Pre-opening expenses and other	334	172	955	1,191
Transaction expenses	—	—	—	24,016
Non-GAAP Adjusted EBITDA	$21,462	$20,640	$69,501	$71,121

(1)

The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses and other further adjusted to exclude expenses related to the acquisition of the Company by Merrill Lynch Global Private Equity. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income (loss) to Non-GAAP Adjusted EBITDA.

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